Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-113954, 333-120647, 333-129716, 333-137114, 333-145889, 333-154743, 333-162776 and 333-170486) and Form S-3 (No.’s 333-124231, 333-132729, 333-158342 and 333-171414) of Anadys Pharmaceuticals, Inc. and in the related Prospectus, of our reports dated March 4, 2011, with respect to the consolidated financial statements of Anadys Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Anadys Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Diego, California
March 4, 2011